Exhibit 99.1

Media Contact:		Investor Contact:
Eliza Schleifstein	Leanna Cherry	Greg S. Lea
Argot Partners	Winthrop-University Hospital	Chief Financial Officer
973-361-1546	516-663-2234	EnteroMedics Inc.
eliza@argotpartners.com	LCherry@winthrop.org	651-789-2860
glea@enteromedics.com

Winthrop-University Hospital Becomes First Employer in the U.S. to Cover

Innovative Obesity Treatment vBloc Therapy

MINEOLA, NY and St. PAUL, MN - February 2, 2016 - Winthrop-University Hospital and EnteroMedics Inc. announced today that Winthrop-University Hospital has become the first employer in the United States to add vBloc Neurometabolic Therapy as an included benefit for its nearly 8,000 eligible employees and their spouses. As a leader in the field of bariatric surgery, Winthrop-University Hospital recently made headlines as an innovator with vBloc Therapy, as one of the first sites in the country to offer this treatment for obesity to its patients. Winthrop-University Hospital is a vBloc Institute and part of EnteroMedics’ IDN Partnership program.

vBloc Therapy, delivered via a small pacemaker device, is designed to intermittently block the nerves between the brain and stomach to produce earlier feelings of fullness and less hunger, resulting in a balanced, lower calorie diet and clinically meaningful weight loss. The system is implanted via outpatient surgery and does not restrict or alter the anatomy like other bariatric surgical options.

“Winthrop-University Hospital continues to be a leader in adopting new innovations in medical care, as evidenced by our completing the first vBloc procedure in the Tri-State area and being one of the first sites in the country to offer vBloc Therapy,” said John Collins, President and CEO of Winthrop-University Hospital. “This new technology aligns with our mission to provide high quality, safe and comprehensive healthcare, while also helping to address the significant healthcare costs associated with obesity. Reimbursement coverage is an important component of broader adoption with innovative procedures, and we are therefore pleased to be the first employer and hospital system to offer vBloc to our employees and their families as part of our benefits program.”

“Obesity is the number one health crisis facing Americans today,” said Collin Brathwaite, MD, Chairman of Surgery and the Chief of the Division of Minimally Invasive Surgery and Director of the Bariatric Surgery Program at Winthrop-University Hospital. “vBloc is a first-of-its-kind treatment option that fills a gap between behavior modification or pharmaceutical options and restrictive, anatomy altering surgical options, offering safe, durable weight loss without compromising anatomy or daily lifestyle. With more choices and greater innovation, Winthrop’s goal is to turn the tide in the fight against obesity. A recent patient has experienced a 52 lb weight loss in three months and is already off several medications, resulting in significant savings to his insurance company. Reducing time lost from work and medical expenses is, in fact, a win for everyone.”

“Winthrop-University Hospital is at the leading edge of care in adopting vBloc Neurometabolic Therapy and is among its biggest champions,” said Dan Gladney, Chief Executive Officer, EnteroMedics. “The battle against obesity will remain multifaceted, yet begins and ends with the patient experience. We applaud Winthrop’s decision to include vBloc as part of the Hospital’s benefits and to be the first to offer their employees and families this less invasive, patient-friendly option- for addressing obesity.”

About Winthrop-University Hospital

Winthrop-University Hospital offers a comprehensive range of surgical and non-surgical options for patients who are unable to effectively lose weight using conventional methods such as diet and exercise. As leaders in surgical weight management, the Bariatric Surgery Program at Winthrop-University Hospital specializes in the most effective surgical weight loss procedures currently available. As a result of its adherence to rigorous standards and a proven track record of favorable outcomes in bariatric surgery, Winthrop has also earned the designation as an MBSAQIP Fully Accredited Comprehensive Center with Adolescent Privileges. The designation identifies Winthrop as one of the few institutions in the region to perform bariatric surgery on adolescents as well as adults.

For additional information about vBloc and other weight loss procedures at Winthrop, please call1-866-WINTHROP.

About EnteroMedics

EnteroMedics (NASDAQ:ETRM) is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval, CE Mark and is listed on the Australian Register of Therapeutic Goods.

Information about the Maestro® Rechargeable System and vBloc® Neurometabolic Therapy

You should not have an implanted Maestro Rechargeable System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the Maestro Rechargeable System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and the Maestro Rechargeable System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial sales experience with our Maestro® Rechargeable System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 13, 2015. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.